cytec News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

West Paterson, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Revises Full Year Adjusted 2008 Earnings Per Share and

Announces Several Initiatives to Reduce Cost Base and Improve Cash Flow

West Paterson, NJ - January 8, 2009 - Cytec Industries Inc. (NYSE:CYT) announced today a reduction to its adjusted earnings per share forecast for the full year 2008, a non-cash goodwill impairment charge to be included in fourth quarter 2008 reported earnings and a series of restructuring actions.

Shane Fleming, Chairman, President and Chief Executive Officer commented, "The unprecedented downturn in the global economy over the last several months has led to a dramatic reduction in demand for our products across many of our industrial markets leading to reduced earnings in the fourth quarter. We do not expect to see a short term turnaround in the economy and, as a result, we are taking proactive measures to reduce costs, improve cash management and better position Cytec to focus on its growth platforms."

The company now anticipates full year 2008 earnings per share, after adjusting for special items, to be a range of $3.45 to $3.50 per share, down from the prior estimate of $3.75 to $3.85 per share.

The Company is also in the process of conducting its annual impairment test for goodwill. The adverse impact of the current macroeconomic business environment on the long-term financial outlook for the Surface Specialties segment has led the Company to conclude an impairment has occurred related to the carrying value of the segment's goodwill. While still preliminary, the Company expects a pre-tax non-cash special item charge up to approximately $500 million will be included in 2008's fourth quarter results to reduce the carrying value of goodwill related to the Surface Specialties segment.

Restructuring Plan

Mr. Fleming explained, "It is our view that the current economic environment will extend at least throughout 2009 and we must therefore take immediate actions to align our cost structure to the changing and challenging demand environment."

Cytec's restructuring initiatives are intended to build on its market and technology position in engineered materials, eco-friendly coating resins and mining and phosphine chemistry while navigating through the challenging conditions in its markets globally. Cytec expects that these initiatives should lead to a reduction of approximately 600 employee positions, approximately 10% of Cytec's headcount, mostly in the Specialty Chemicals product lines. While still not finalized, Cytec anticipates these initiatives should result in an estimated net pre-tax restructuring special item charge up to $140 million over the next several quarters which includes an estimated non-cash charge of around $50 million for the write-off of assets. Also included in this is an estimated $4 million restructuring charge in the fourth quarter of 2008. These actions are targeted to achieve $85 million in annualized cost savings by the end of 2009.

Cytec has ongoing initiatives to reduce costs and improve efficiencies in all aspects of its operations, including consolidation of manufacturing facilities, reduction in excess manufacturing capacity, migration to regional shared services and simplifying and streamlining its business processes and organization. As part of these initiatives, Cytec anticipates, subject to consultation and negotiation with our Works Councils, that its site in La Llagosta, Spain will be closed and that production of certain low margin product lines at its sites in Drogenbos, Belgium and Hamburg, Germany will be significantly reduced or shut down.

Dave Drillock, Vice President and Chief Financial Officer commented, "We are taking the steps necessary to maintain our financial strength in light of the lower demand we forecast in 2009. A key objective is to achieve a sustainable improvement in our net working capital and deliver approximately $200 million in additional cash flow by the end of 2009. Cytec has a strong balance sheet. With the aggressive actions just noted and taking into account the current demand outlook, we do not foresee any difficulties funding our planned investments in our growth businesses, the restructuring initiatives, debt service and our current dividend. Going forward, our stock repurchases will be modest at best given the economic turmoil and uncertainty."

In closing, Mr. Fleming said, "We are confident that our initiatives will enable Cytec to navigate through the current uncertain economic environment and position us well for enhanced profitability when demand growth returns."

Earnings Release and Conference Call

Cytec Industries Inc. will report fourth quarter and full year 2008 results after the close of the market on Thursday, January 29, 2009. Further details will be provided in that report and in the fourth quarter earnings conference call on Friday, January 30, 2009 at 11am ET.

Use of Non-GAAP Measures

Management believes that earnings per share before special items, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.